                                                                    EXHIBIT 4.14

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT"), OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS SHALL BE EFFECTIVE WITH RESPECT THERETO, OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER, SALE, TRANSFER OR DISPOSITION. THIS NOTE IS ISSUED SUBJECT TO THE TERMS OF (i) THE NOTE PURCHASE AGREEMENT, DATED FEBRUARY 27, 1997, BY AND BETWEEN GENZYME CORPORATION AND THE HOLDER OF THIS NOTE ("NOTE PURCHASE AGREEMENT") AND (ii) THE REGISTRATION RIGHTS AGREEMENT, DATED FEBRUARY 27, 1997, BY AND BETWEEN GENZYME CORPORATION AND THE HOLDER OF THIS NOTE ("REGISTRATION RIGHTS AGREEMENT").

                               GENZYME CORPORATION

                                CONVERTIBLE NOTE

New York, New York                                                   $13,000,000
February 28, 1997

         FOR VALUE RECEIVED, Genzyme Corporation, a Massachusetts corporation (the "COMPANY"), hereby promises to pay to the order of Credit Suisse First Boston (Hong Kong) Ltd. or its assignees (the "HOLDER") the sum of THIRTEEN MILLION DOLLARS ($13,000,000) in same day funds, on or before February 27, 2000 (the "MATURITY DATE"), and to pay interest thereon as provided herein.

         The following terms shall apply to this Note:

1.       INTEREST.

         (a) INTEREST RATE; STOCK PAYMENT OPTION. This Note shall bear interest on the unpaid principal amount hereof at an annual rate of five percent (5%) from the original date of the issuance hereof (the "ISSUE DATE"), computed on the basis of a 360-day year of twelve 30-day months for the actual number of days elapsed. Interest accrued hereunder shall be due and payable on each Conversion Date (as defined herein), on a Redemption Date (as defined herein) and on the Maturity Date, but, in the case of interest which is due on a Conversion Date and payable in cash, such interest may be paid on the following business day in the event that a Conversion Notice (as defined herein) is delivered to the Company after 2 p.m., eastern time, on the Conversion Date. Interest due on a Conversion Date may be paid either in cash or, at the option of the Company (the "STOCK PAYMENT OPTION"), upon satisfaction of the conditions set forth in paragraph 1(b) below, in shares of the Company's Tissue Repair Division Common Stock, $.01 par value, or any shares of capital stock into which such stock may be changed, reclassified or redeemed (the "GTR STOCK"). The shares of GTR Stock to be issued and delivered by the Company pursuant to the Stock Payment Option shall be fully paid and non-assessable, free and clear of any liens, claims, preemptive rights or encumbrances imposed by or through the Company, in an amount calculated in accordance with Section 3 below (the "INTEREST PAYMENT SHARES") and shall be issued and delivered to the Holder on the third (3rd) business day following the Conversion Date. Any amount of interest on this Note which is not paid within three business days of the date when the same becomes due and payable hereunder (the "PAYABLE DATE") shall bear interest at an annual rate equal to the lower of (x) the "prime" rate (as published in the Wall Street Journal) on the Payable Date PLUS three percent (3%) and (y) the highest rate permitted by applicable law, for the number of days elapsed from such third business day until such amount is paid in full ("DEFAULT INTEREST"). The Company may not make payments of Default Interest in shares of GTR Stock.

         (b) CONDITIONS TO STOCK PAYMENT OPTION. If the Company wishes to exercise the Stock Payment Option, it may do so only if each of the following conditions has been satisfied as of the relevant Conversion Date:

               (i) the number of shares of GTR Stock authorized, unissued and unreserved for all other purposes, or held in the Company's treasury, is sufficient to pay such interest in shares of GTR Stock;

               (ii) the Interest Payment Shares are authorized for quotation on the Nasdaq National Market or for listing or quotation on any other national securities exchange or market on which the GTR Stock may be listed;

               (iii) the Registration Statement (as defined in the Registration Rights Agreement) shall be effective and available for the sale of the Interest Payment Shares by the Holder;

               (iv) a Mandatory Redemption Event (as defined herein) shall not have occurred or be continuing;

               (v) the Company shall have delivered to the Holder a certificate, signed by an executive officer of the Company, setting forth:

                      - the amount of the interest payment to which the Holder is entitled and, if not the same, the amount of such payment to be made in Interest Payment Shares;

                      - the number of Interest Payment Shares to be delivered in payment of such interest, and the calculation therefor; and

                      - a statement to the effect that all of the conditions set forth in paragraphs 1(b)(i) - (iv) have been satisfied;

               and

               (vi) the Holder shall have consented in writing to the Company's use of the Stock Payment Option on such Conversion Date.

         (c) DELIVERY OF INTEREST PAYMENT SHARES. If the Company elects to exercise the Stock Payment Option, the Company shall deliver to such Holder, on or before the third business day following the applicable Conversion Date (the "INTEREST PAYMENT SHARE DELIVERY DATE"), one or more certificates representing the aggregate number of whole Interest Payment Shares that is determined by dividing (x) the amount of interest which would otherwise be payable in cash to such Holder on the applicable Conversion Date by (y) the Conversion Price (as defined herein) then in effect. No fractional Interest Payment Shares shall be issued; the Company shall, in lieu thereof, either issue a number of Interest Payment Shares which reflects a rounding up to the next whole number of shares or pay such amount in cash.

         (d) FAILURE TO DELIVER INTEREST PAYMENT SHARES. If the Company fails to issue and deliver the appropriate number of Interest Payment Shares to such Holder on or before the tenth (10th) business day following the Interest Payment Share Delivery Date, the Company shall not be entitled to utilize the Stock Payment Option in respect of such interest payment, but instead must immediately pay such interest payment in cash, together with Default Interest on such unpaid amount calculated from the applicable Conversion Date until the date on which such amount is paid.

         (e) NOTICE OF EXERCISE. Not later than five (5) business days immediately prior to the first day of each calendar month during which any principal of this Note remains unpaid and outstanding, the Company shall notify the Holder in writing whether the Company intends, assuming satisfaction of the conditions set forth in subparagraph (b) above, to pay interest in Interest Payment Shares in lieu of cash on any Conversion Date occurring during that month or during such longer period as the Company may specify.

2.       PRIORITY; SUBORDINATION.

         (a) NO PAYMENT IF DEFAULT ON SENIOR INDEBTEDNESS. No payment of principal of, premium, if any, or interest on this Note or on account of any purchase or redemption or other acquisition of the Note, whether at maturity or otherwise, shall be made upon, or accepted with respect to, this Note, and the Holder shall not initiate any action to accelerate the maturity of the Note or exercise any remedy to seek collection if at the time of such payment the Holder has received written notice from the Company or a holder of Senior Debt (as defined below) that there exists or, after giving effect to such payment, there would exist any default in respect of any Senior Debt or under any agreement pursuant to which such Senior Debt was issued (a "Default"); PROVIDED, HOWEVER, that the foregoing restriction shall cease to apply with respect to a Default upon the earliest to occur of (i) the commencement by any holder of Senior Debt of the exercise of its remedies against the Company or its property including, without limitation, any action, suit or other legal proceeding against the Company or its property based upon such Default, or (ii) at the expiration of 180 days after the date of such notice if no holder of Senior Debt shall have commenced the exercise of its remedies against the Company or its property including, without limitation, any action, suit or other legal proceeding against the Company or its property based upon such Default. Upon the maturity of any Senior Debt by lapse of time, acceleration or otherwise, all principal or, premium, if any, interest and other amounts due or to become due on all such Senior Debt shall first be paid in full in cash, cash equivalents or in any other manner acceptable to the holders of Senior Debt (hereinafter, "Payment in Full" or "Paid in Full"), or such payment shall have been provided for to the satisfaction of the holders of Senior Debt before any payment on account of principal of, premium, if any, interest or any other amounts shall be made upon this Note.

         (b)   PAYMENT UPON DISSOLUTION, ETC.

               (i) In the event of (x) any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company or to its creditors, as such, or to its assets or (y) the dissolution or other winding up of the Company whether total or partial, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, or (z) any assignment for the benefit of creditors or any marshaling of the material assets or material liabilities of the Company, then, and in any such event, (A) the holders of all Senior Debt shall first be entitled to receive Payment in Full of all principal, premium, if any, interest and other amounts due or to become due on the Senior Debt (including, without limitation, any interest and charges accruing thereon in any such proceeding, notwithstanding any law to the contrary) before any payment on account of principal, premium, if any, interest or any other amounts is made on this Note, and (B) in any such proceedings, any payment that may be payable or deliverable in respect of this Note shall be paid to the holders of the Senior Debt or their representatives, unless and until the principal of, premium, if any, interest and other amounts due or to become due on all such Senior Debt shall have been Paid in Full; PROVIDED, HOWEVER, that in the event that such payment consists solely of shares of stock or securities of the Company as reorganized the payment of which is subordinated, at least to the same extent as the Note, to the payment of all Senior Debt and such payment is authorized by an order or decree made by a court of competent jurisdiction in a reorganization proceeding under any applicable law pursuant to a plan of reorganization and the rights of the holders of Senior Debt are not impaired or otherwise altered adversely by such reorganization or adjustment, no such payment shall be required hereby to be made to the holders of the Senior Debt or their representatives.

               (ii) In the event that any such payment shall be received by the Holder in violation of the subordination provisions hereof before all Senior Debt is Paid in Full, such payment or distribution shall be received and held in trust for and shall be paid over to the holders of all Senior Debt remaining unpaid, or their representatives, until such Senior Debt shall have been Paid in Full, after giving effect to any concurrent payment or distribution or provision thereof to the holders of such Senior Debt.

         (c) SUBROGATION. Subject to the prior Payment in Full of all Senior Debt, the Holder shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of assets of the Company applicable to the Senior Debt to the extent that payments otherwise payable to the Holder under the Note have been applied to the payment of the Senior Debt; PROVIDED, HOWEVER, that the subrogation rights of the holder of the Note shall be fully subordinated to the rights and remedies of the holders of Senior Debt.

         (d)   AGREEMENTS OF HOLDER.

               (i) The Holder agrees that upon the commencement of any bankruptcy, insolvency or other similar case or proceeding relative to the Company, or to its creditors, as such, or to its assets, the Holder shall take such actions as may be necessary or appropriate to effectuate the subordination provision hereof, including, without limitation, that the Holder shall (i) timely file a proof of claim in respect of the Note and the indebtedness and obligations evidenced hereby, provided, however, that if the Holder fails within thirty (30) days prior to the expiration of any claims bar date to file a proof of claim, any holder of Senior Debt shall be entitled to file such a proof of claim in respect thereof in the name of the Holder and the Holder irrevocably appoints the holders of Senior Debt and their representatives as its attorney-in-fact solely for such purpose; (ii) not oppose any motion filed or supported by any holder of Senior Debt for relief from stay or adequate protection in respect of the Senior Debt; and (iii) not file or accept any reorganization plan that impairs or otherwise alters adversely the rights of the holders of Senior Debt.

               (ii) The Company and the Holder, for themselves and their successors and assigns, covenant to execute and deliver to the holders of Senior Debt, such further instruments and to take such further action as the holders of Senior Debt may at any time or times reasonably request in order to carry out the provisions hereof.

               (iii) No holder of Senior Debt shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of the Company.

               (iv) Without notice to or the consent of the Holder, the holders of Senior Debt may at any time and from time to time, in their discretion, without impairing or releasing the subordination herein made, change the manner, place or terms or payment, or change or extend the time of payment of or renew or alter the Senior Debt, or amend or supplement in any manner any instrument evidencing the Senior Debt, any agreement pursuant to which the Senior Debt was issued or incurred or any instrument securing or relating to the Senior Debt; release any person liable in any manner for the payment or collection of the Senior Debt; exercise or refrain from exercising any rights in respect of the Senior Debt against the Company or any other person; apply any moneys or other property paid by any person or release in any manner to the Senior Debt; or accept or release any security for the Senior Debt.

         (e) CONTINUING OFFER. This Section shall constitute a continuing offer to all persons who, in reliance on such provisions, become holders of, or continue to hold, Senior Debt, and such provisions of this Section are made for the benefit of such holders and may not be amended, modified, changed or waived without the prior written consent of the holders of Senior Debt.

         (f) RIGHTS OF HOLDERS UNIMPAIRED. The foregoing provisions as to subordination are solely for the purpose of defining the relative rights of the holders of the Senior Debt on the one hand and the Holder on the other hand. None of such provisions shall impair, as between the Company and the Holder, the obligation of the Company, which is unconditional and absolute, to pay the Holder of this Note the amounts due on this Note in accordance with the terms hereof and of the Note Purchase Agreement, nor shall any such provisions prevent the Holder from exercising all remedies otherwise permitted by law. Moreover, nothing contained herein shall be deemed to limit in any way the right of the Holder to convert, at any time and from time to time, the principal balance of this Note into shares of GTR Stock (as defined below) pursuant to Section 3 hereof or to receive shares of GTR Stock as payment of interest hereon pursuant to Section 2 hereof.

         (g) DEFINITION OF SENIOR DEBT. For purposes hereof, "Senior Debt" shall mean (a) the principal of, premium, if any, accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company), and any other monetary obligations on (i) indebtedness of the Company for money borrowed, whether outstanding on the date of this Note or thereafter created, incurred or assumed (including but not limited to nonrecourse borrowings secured by receivables), (ii) guaranties by the Company of indebtedness for money borrowed by any other person, or reimbursement obligations under letters of credit, in either case, whether outstanding on the date of this Note or thereafter created, incurred or assumed, and (iii) indebtedness evidenced by notes (other than the Note), debentures, bonds or other instruments of indebtedness for the payment of which the Company is responsible or liable, by guarantees or otherwise, whether outstanding on the date of this Note or thereafter created, incurred or assumed, and (b) modification, renewals, extensions, refinancings, refundings and replacements of any such indebtedness, obligations or guarantees; unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such indebtedness, obligations or guarantees or such modification, renewal, extension, refinancing, refunding or replacement thereof are not superior in right of payment to this Note and the holder of such indebtedness has consented to same; provided, however, that Senior Debt shall not be deemed to include any obligations of the Company to any of its subsidiaries. Without in any way limiting the scope of the foregoing, it is expressly acknowledged and agreed that Senior Debt shall include all indebtedness, obligations and guaranties of the Company and its subsidiaries under that certain Credit Agreement dated November 14, 1996 among the Company, certain of its subsidiaries, Fleet National Bank, as administrative agent, The First National Bank of Boston, as documentation agent, and the lender parties thereto and under all notes, instruments, agreements and documents entered into pursuant thereto or in connection therewith and all modifications, renewals, extensions, refinancings, refundings and replacements thereof.

3.       CONVERSION.

         (a) RIGHT TO CONVERT. Subject to the limitations contained in paragraph 3(i) below, the Holder shall have the right from the date that is ninety (90) days following the Issue Date to convert at any time and from time to time all or any part of the outstanding unpaid principal amount of this Note in minimum amounts of $100,000 (or such smaller amount of principal as may remain unpaid at the time of such Conversion), into fully paid and non-assessable shares of GTR Stock, free and clear of any liens, claims, preemptive rights or encumbrances imposed by or through the Company (the "CONVERSION SHARES"), in accordance with the terms hereof (a "CONVERSION").

         (b) RESERVATION OF GTR STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of GTR Stock, free from any preemptive rights, solely for the purpose of effecting Conversions hereunder, such number of its shares of GTR Stock as shall from time to time be sufficient to effect the Conversion of the entire remaining unpaid principal balance of this Note. If at any time the number of authorized but unissued shares of GTR Stock shall not be sufficient to effect a Conversion in its entirety, the Company shall issue to the Holder all of the shares of GTR Stock which are then available to effect such Conversion, and shall use its best efforts to take such corporate action as may be necessary to increase its authorized but unissued shares of GTR Stock to such number of shares as shall be sufficient for such purpose. If the Company shall issue any securities or make any change in its capital structure which would change the number of Conversion Shares deliverable upon the Conversion of the entire remaining unpaid balance of this Note, the Company shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of GTR Stock authorized and reserved, free from any preemptive rights, for such Conversion.

         (c) CONVERSION NOTICE. In order to convert the principal amount of this Note, or any portion thereof, the Holder shall send by facsimile transmission, at any time prior to 11:59 p.m., eastern time, on the date on which the Holder wishes to effect such Conversion (the "CONVERSION DATE"), a notice of conversion to the Company and to its designated transfer agent for the GTR Stock (the "TRANSFER AGENT") stating the principal amount to be converted, the amount of interest accrued on the then unpaid principal balance of the Note as provided herein up to and including the Conversion Date, the applicable Conversion Price and a calculation of the number of shares of GTR Stock issuable upon such Conversion (a "CONVERSION NOTICE"). The Holder shall not be required to physically surrender this Note to the Company in order to effect a Conversion. The Company shall maintain a record showing, at any given time, the unpaid principal amount of this

Note and the date of each Conversion or other payment of principal herof. The Holder shall amend Annex I hereto upon any such conversion or payment of principal to reflect the unpaid principal amount hereof. In the case of a dispute as to the calculation of the Conversion Price or the number of Conversion Shares issuable upon a Conversion, the Company shall promptly issue to the Holder the number of Conversion Shares that are not disputed and shall submit the disputed calculations to its independent accountants within one (1) business day of receipt of the Holder's Conversion Notice. The Company shall cause such accountant to calculate the Conversion Price as provided herein and to notify the Company and the Holder of the results in writing no later than two
(2) business days following the day on which it received the disputed calculations. Such accountant's calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the Company.

         (d) NUMBER OF CONVERSION SHARES; CONVERSION PRICE. The number of Conversion Shares to be delivered by the Company pursuant to a Conversion shall be determined by dividing the principal amount of this Note to be converted by the Conversion Price (as defined herein) in effect on the Conversion Date. The "CONVERSION PRICE" (A) with respect to a Conversion occurring on a Conversion Date which is on or prior to the last day of the 450-day period following the Issue Date (the "INITIAL CONVERSION PERIOD"), shall be the price determined by multiplying (x) the Applicable Percentage (as defined herein) TIMES the average of the closing bid prices for the GTR Stock as reported by Nasdaq, or by the principal securities market on which the GTR Stock is then traded, on the twenty-five (25) Trading Days (as defined herein) occurring immediately prior to (but not including) the Conversion Date (the "FLOATING CONVERSION PRICE") and
(B) with respect to any Conversion occurring on a Conversion Date which is on or after the first business day following the end of the Initial Conversion Period, shall be the lesser of (i) the Floating Conversion Price and (ii) (x) the average of the closing bid prices for the GTR Stock as reported by Nasdaq, or by the principal securities market on which the GTR Stock is then traded, on the twenty-five (25) Trading Days occurring immediately prior to (but not including) the last day of the Initial Conversion Period TIMES (y) eighty-nine percent (89%) (the "FIXED CONVERSION PRICE"). "TRADING DAY" shall mean any day on which the GTR Stock is traded for any period on the Nasdaq National Market or on the principal securities exchange or market on which the GTR Stock is then traded.

         (e) APPLICABLE PERCENTAGE. The "APPLICABLE PERCENTAGE" shall be determined in accordance with the following schedule, where "X" represents the Conversion Date:

                Number of Days
               After Issue Date         Applicable Percentage
               ----------------         ---------------------

                90 < X < 180                    100%
                   -
               180 < X < 210                     98%
                   -
               210 < X < 240                     97%
                   -
               240 < X < 270                     96%
                   -
               270 < X < 300                     95%
                   -
               300 < X < 330                     94%
                   -
               330 < X < 360                     93%
                   -
               360 < X < 390                     92%
                   -
               390 < X < 420                     91%
                   -
               420 < X < 450                     90%
                   -
               450 < X                           89%
                   -

         (f) DELIVERY OF GTR STOCK UPON CONVERSION. Upon receipt of a Conversion Notice pursuant to paragraph 3(c) above, the Company shall, no later than the close of business on the third (3rd) business day following the Conversion Date set forth in such Conversion Notice (the "DELIVERY DATE"), issue and deliver or caused to be delivered to the Holder the number of Conversion Shares as shall be determined as provided herein. If any Conversion would create a fractional Conversion Share, such fractional Conversion Share shall be disregarded and the number of Conversion Shares issuable upon such Conversion, in the aggregate, shall be the next higher number of Conversion Shares. Conversion Shares delivered to the Holder shall not contain any restrictive legend as long as the sale of such Conversion Shares is covered by an effective Registration Statement (as defined in the Registration Rights Agreement) or may be made pursuant to Rule 144(k) under the Securities Act or any successor rule or provision.

         (g) FAILURE TO DELIVER CONVERSION SHARES. In the event that the Company fails for any reason to deliver to the Holder the number of Conversion Shares specified in the applicable Conversion Notice on or before the Delivery Date therefor (a "CONVERSION DEFAULT"), and such Conversion Default continues for longer than seven (7) business days, the Company shall pay to the Holder payments ("CONVERSION DEFAULT PAYMENTS") in the amount of (i) (N/365) MULTIPLIED BY (ii) the unpaid principal amount of this Note represented by the Conversion Shares which remain the subject of such Conversion Default MULTIPLIED BY (iii) the lower of twenty-four percent (24%) and the maximum rate permitted by applicable law, where "N" equals the number of days elapsed between the original Delivery Date of such Conversion Shares and the earlier to occur of (A) the date on which all of such Conversion Shares are issued and delivered to the Holder and (B) the date on which the principal amount represented thereby is redeemed pursuant to the terms of this Note. Cash amounts payable hereunder shall be paid on or before the fifth (5th) business day of the calendar month following the calendar month in which such amount has accrued. Nothing herein shall limit the Holder's right to pursue actual damages for the Company's failure to issue and deliver Conversion Shares on the applicable Delivery Date (including, without limitation, damages relating to any purchase of shares of GTR Stock by the Holder to make delivery on a sale effected in anticipation of receiving Conversion Shares upon Conversion), and the Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

         (h) PAYMENT OF PRINCIPAL AT MATURITY; OPTIONAL CONVERSION. On the Maturity Date, the Company shall pay to the Holder the amount of the unpaid principal amount of this Note in same day funds, PROVIDED, HOWEVER, that if (i) the Holder agrees to receive such payment in shares of GTR Stock (an "OPTIONAL CONVERSION"), and (ii) the Company has satisfied each of the Optional Conversion Conditions (as defined herein), such unpaid principal amount may be converted into the number of shares of GTR Stock equal to the amount of such unpaid principal amount DIVIDED BY the then applicable Conversion Price, and the Maturity Date shall be deemed the Conversion Date with respect to such Optional Conversion. If an Optional Conversion occurs, the Company and the Holder shall follow the procedures for Conversion set forth in this Section 3; provided, however, that the Holder shall not be required to send the Conversion Notice contemplated by paragraph 3(c). The "OPTIONAL CONVERSION CONDITIONS" are as follows:

               (i) the market value of the outstanding shares of GTR Stock on the Maturity Date (not including any such shares represented by the outstanding principal balance of this Note) shall be greater than eighty million dollars ($80,000,000);

               (ii) the GTR Stock shall have an average daily trading volume of at least eight hundred thousand dollars ($800,000) for the period of one hundred and eighty (180) days ending on the fifteenth (15th) day of the calendar month immediately prior to the calendar month in which the Maturity Date occurs; and

               (iii) the GTR Stock shall qualify as a "margin stock" under Regulation T of the Board of Governors of the Federal Reserve System.

         (i)   LIMITATIONS ON RIGHT TO CONVERT.

               (i) The Holder may not convert any principal of this Note unless a Registration Statement (as defined in the Registration Rights Agreement) is effective and available for the sale of Conversion Shares by the Holder or unless sales of the Conversion Shares may be made to the public pursuant to Rule 144 under the Securities Act.

               (ii) The Holder may not convert any principal of this Note to the extent that the aggregate number of shares of GTR Stock issued upon such Conversion and all prior Conversions exceeds 19.99% of the number of outstanding shares on the Issue Date (subject to equitable adjustments from time to time for the events described in Section 4 below) unless the Company shall have obtained any approval of its shareholders required by NASD Rule 4460 (or any successor rule or regulation) for issuance in excess of such amount.

               (iii) In no event shall the Holder be permitted to convert principal of this Note in excess of that amount of principal upon the Conversion of which (x) the number of shares of GTR Stock beneficially owned by the Holder and its affiliates (other than shares of GTR Stock which may be deemed beneficially owned except for being subject to a limitation on conversion or exercise analogous to the limitation contained in this subparagraph (iii)) PLUS
(y) the number of shares of GTR Stock issuable upon the Conversion of such principal amount is equal to or exceeds (z) 4.99% of the number of shares of GTR Stock then issued and outstanding. Nothing contained herein shall be deemed to restrict the right of the Holder to convert such excess principal amount at such time as such Conversion will not violate the provisions of this subparagraph
(iii).

               (iv)   The restrictions contained in subparagraphs (ii) and
(iii), respectively, of this Section 3(i) shall not apply in the event of either an Optional Conversion or an Optional Redemption (each as defined herein).

4.       ADJUSTMENTS TO CONVERSION PRICE.

         (a) ADJUSTMENT TO FIXED CONVERSION PRICE DUE TO STOCK SPLIT, STOCK DIVIDEND, ETC. If, after the Initial Conversion Period and prior to the Conversion of the entire principal amount of this Note, (A) the number of outstanding shares of GTR Stock is increased by a stock split, stock dividend, reclassification, the distribution to holders of GTR Stock of rights or warrants entitling them to subscribe for or purchase GTR Stock at less than the then current market price thereof or other similar event, the Fixed Conversion Price shall be proportionately reduced, or (B) the number of outstanding shares of GTR Stock is decreased by a reverse stock split, combination or reclassification of shares or other similar event, the Fixed Conversion Price shall be proportionately increased. In such event, the Company shall notify the Transfer Agent of such change on or before the effective date thereof. For purposes hereof, the market price per share of GTR Stock on any date shall be the average of the closing sale prices for the GTR Stock as reported by Nasdaq, or by the principal securities market on which the GTR Stock is then traded, on the five (5) consecutive Trading Days (as defined below) selected by the Company not later than, the earlier of the date in question and the Trading Day before the "ex" date, if any, with respect to the issuance or distribution requiring such computation. The term "'ex' date", when used with respect to any issuance or distribution, means the first Trading Day on which the GTR Stock trades regular way in the market from which such average closing price is then to be determined without the right to receive such issuance or distribution. In the absence of one or more such quotations, the Company shall determine the current market price on the basis of such quotations as it considers appropriate.

         (b) ADJUSTMENT TO CONVERSION PRICE. If, prior to the Conversion of the entire principal amount of this Note, the number of outstanding shares of GTR Stock is increased or decreased by a stock split, stock dividend, combination, reclassification or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for any conversion of the principal balance of this Note, the Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event for all Trading Days immediately preceding the Conversion Date.

         (c) ADJUSTMENT DUE TO MERGER, CONSOLIDATION, ETC. If prior to the Conversion of the entire principal amount of this Note, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of GTR Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially all the Company's assets or there is a change of control transaction with respect to which, in any such case, the Holder does not exercise its right to a Mandatory Redemption (as defined below) of the outstanding principal hereof, then the Holder shall thereafter have the right to receive upon Conversion of the principal amount of this Note, upon the terms and conditions specified herein and in lieu of the shares of GTR Stock immediately therefore issuable upon conversion, such stock, securities and/or other assets, if any, which the Holder would have been entitled to receive in such transaction had such principal amount been converted prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon a Conversion) shall thereafter be applicable as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described in this subsection 4(c) unless (i) it first gives to the Holder prior notice of such merger, consolidation, exchange of shares, recapitalization, reorganization, redemption or other similar event, and makes a public announcement of such event at the same that it gives such notice and (ii) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligations of the Company under this Note, including the terms of this subsection 4(c). Nothing contained herein shall prevent the Company from issuing additional series or classes of its common stock as long as any such issuance does not result in dilution (as contemplated by this paragraph 4(c)) of the shares of GTR Stock then outstanding.

         (d) DISTRIBUTION OF ASSETS. If, prior to the Conversion of the entire principal amount of this Note, the Company shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of GTR Stock as a partial liquidating dividend, by way of return of capital or otherwise, including any dividend or distribution in cash or shares of capital stock of a subsidiary of the Company (collectively, a "DISTRIBUTION"), then, upon a Conversion by the Holder occurring after the record date for determining shareholders entitled to such Distribution but prior to the effective date of such Distribution, the Holder shall be entitled to receive the amount of such assets which would have been payable to the Holder had the Holder been the holder of such shares of GTR Stock on the record date for the determination of shareholders entitled to such Distribution. The Fixed Conversion Price for amounts of principal of this Note not converted prior to the effective date of a Distribution shall be reduced to a price determined by decreasing the Fixed Conversion Price in effect immediately prior to the record date of the Distribution by an amount equal to the fair market value of the assets so distributed, as determined by mutual agreement of the Company and the Holder.

         (e) NO FRACTIONAL SHARES. If any adjustment under this Section 4 would create a fractional share of GTR Stock or a right to acquire a fractional share of GTR Stock, such fractional share shall be disregarded and the number of shares of GTR Stock issuable upon Conversion shall be the next higher number of shares.

5.       OPTIONAL REDEMPTION BY THE COMPANY.

         (a) OPTIONAL REDEMPTION. If at any time commencing twenty-one (21) months after the Issue Date, the closing bid price of the GTR Stock as reported by Nasdaq, or by the principal securities exchange or market on which the GTR Stock is then traded, for twenty-five (25) consecutive Trading Days exceeds 150% of the Fixed Conversion Price, the Company shall have the right, in its sole discretion, to redeem (an "OPTIONAL REDEMPTION"), any or all of the principal amount of this Note then outstanding at the Optional Redemption Price (as defined herein): provided, however, that in order to effect an Optional Redemption, the Company shall have provided to the Holder thirty (30) Trading Days' prior written notice of the effective date of the Optional Redemption (the "OPTIONAL REDEMPTION DATE"). The Company shall be entitled to four (4) Optional Redemptions during the term of this Note. Nothing contained herein shall prevent the Holder from converting any or all of the unpaid principal amount to this Note at any time or from time to time prior to the Optional Redemption Date.

         (b) OPTIONAL REDEMPTION PRICE. The "OPTIONAL REDEMPTION PRICE" shall mean the principal amount of this Note being redeemed, MULTIPLIED BY the Optional Redemption Percentage. The Optional Redemption Percentage initially shall be 130%; beginning on June 1, 1997, and on the first day of each calendar quarter thereafter, the Optional Redemption Percentage shall be reduced on a straight line basis so that during the last calendar quarter occurring during the term of the Note (assuming that this Note has not been redeemed, converted or paid in full prior thereto) the Optional Redemption Percentage shall be 100%.

         (c)   PAYMENT OF OPTIONAL REDEMPTION PRICE.

               (i) The Company shall pay the Optional Redemption Price to the Holder within five (5) business days of the Optional Redemption Date. In the event that the Company redeems the entire remaining unpaid principal amount of this Note, and pays to the Holder all interest accrued thereon and all other amounts due in connection therewith, the Holder shall return this Note to the Company for cancellation.

               (ii) The Company may, upon fifteen (15) Trading Days' prior written notice to the Holder, pay the Optional redemption Price in shares of GTR Stock in lieu of cash. The number of shares of GTR Stock to be delivered to the Holder in the event that the Company exercises such option shall be determined by dividing the Optional Redemption Price by the average of the closing bid prices for the GTR Stock as reported by Nasdaq, or by the principal securities market on which the GTR Stock is then traded, on the five (5) Trading Days occurring immediately prior to (but not including) the Optional Redemption Date.

6.       MANDATORY REDEMPTION BY THE COMPANY.

         (a) MANDATORY REDEMPTION. In the event that a Mandatory Redemption Event (as defined herein) occurs, the Holder shall have the right, upon written notice to the Company, to have all or any portion of the unpaid principal amount of this Note redeemed by the Company (a "MANDATORY REDEMPTION DATE") at the Mandatory Redemption Price (as defined herein) in same day funds. Such notice shall specify the effective date of such Mandatory Redemption (the "MANDATORY REDEMPTION DATE") and the amount of principal to be redeemed. The Optional Redemption Date and the Mandatory Redemption Date are sometimes each referred to herein as a "REDEMPTION DATE".

         (b) MANDATORY REDEMPTION PRICE. The "MANDATORY REDEMPTION PRICE" shall be equal to the principal amount of this Note being redeemed MULTIPLIED BY one hundred and twenty percent (120%); PROVIDED, HOWEVER, that with respect to a Mandatory Redemption which occurs as a result of a Mandatory Redemption Event described in subparagraph 6(d)(ii) or 6(d)(vii) below, the Mandatory Redemption Price shall be equal to the principal amount of this Note being redeemed, DIVIDED BY the Applicable Percentage in effect on the Mandatory Redemption Date.

         (c)   PAYMENT OF MANDATORY REDEMPTION PRICE.

               (i) The Company shall pay the Mandatory Redemption Price to the Holder within five (5) business days of the Mandatory Redemption Date. In the event that the Company redeems the entire remaining unpaid principal amount of this Note, and pays to the Holder all interest accrued thereon and all other amounts due in connection therewith, the Holder shall return this Note to the Company for cancellation.

               (ii) If Company fails to pay the Mandatory Redemption Price to the Holder within five (5) business days of the Mandatory Redemption Date, the Holder shall be entitled to interest thereon at an annual rare equal to the lower of (x) the "prime" rate (as published in the Wall Street Journal) on such fifth business day PLUS three percent (3%) and (y) the highest rate permitted by applicable law from the Mandatory Redemption Date until the Mandatory Redemption Price has been paid in full.

         (d) MANDATORY REDEMPTION EVENT. Each of the following events shall be deemed a "MANDATORY REDEMPTION EVENT":

               (i) the Company fails for any reason (including without limitation as a result of not having a sufficient number of shares of GTR Stock authorized and reserved for issuance or as a result of the prohibition contained in Section 3(i)(ii)) to issue shares of GTR Stock to the Holder in accordance with the provisions of this Note upon Conversion of any principal amount hereof, and such failure continues for ten (10) business days;

               (ii) the Holder is prohibited from converting principal of this Note by operation of subparagraph 3(i)(ii) hereof, and such prohibition continues for a period of sixty (60) days thereafter;

               (iii) the Company fails to transfer any certificate for shares of GTR Stock issued to the Holder upon Conversion of any principal amount hereof as and when required by this Note or the Registration Rights Agreement and such failure continues for a period of ten (10) business days;

               (iv) the Company breaches, in a material respect, any covenant or other material term or condition of this Note, the Note Purchase Agreement, the Registration Rights Agreement or any other agreement, certificate or instrument delivered by the Company at the Closing (as defined in the Note Purchase Agreement) (the "Transaction Documents"), and such breach continues for a period of ten (10) business days after written notice thereof to the Company from the Holder;

               (v) the Registration Statement (as defined in the Registration Rights Agreement) is not declared effective by August 15, 1997, or if the Registration Statement has been declared effective by such date, and the effectiveness of the Registration Statement lapses for any reason (including without limitation, the issuance of a stop order) or is unavailable to the Holder for sale of Conversion Shares in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of five (5) business days, PROVIDED that the cause of such lapse or unavailability is not due to factors solely within the control of the Holder, and PROVIDED, FURTHER, that the Registration Statement shall not be deemed to be unavailable to the Holder, for purposes of this paragraph (v) only, during any Standstill Period (as defined in the Registration Rights Agreement);

               (vi) the GTR Stock is no longer quoted on the Nasdaq National Market or listed on a national securities exchange;

               (vii) the sale, conveyance or disposition of all or substantially all of the assets of the Company or all or substantially all of the assets comprising the Company's Tissue Repair Division, the effectuation of a transaction or series of transactions, in which more than fifty percent (50%) of the voting power of the Company is disposed of, or the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the prior stockholders of the Company fail to own, directly or indirectly, at least fifty percent (50%) of the surviving entity; and

               (viii) the Company or any subsidiary of the Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed; or bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any subsidiary of the Company and, in the case of an involuntary action or other proceeding, remains undismissed and unstayed for a period of sixty (60) days (each, a "LIQUIDATION EVENT").

         (e) FAILURE TO PAY REDEMPTION AMOUNTS. If the Company fails to pay the Mandatory Redemption Price within ten (10) business days of the Payable Date therefor, then the Holder shall have the right at any time, so long as the Company remains in default, to require the Company, upon written notice, to immediately issue, in lieu of the Mandatory Redemption Price, the number of shares of GTR Stock of the Company equal to the Mandatory Redemption Price DIVIDED BY the Conversion Price in effect on such Conversion Date as is specified by the Holder in writing to the Company.

7.       MISCELLANEOUS.

         (a) FAILURE TO EXERCISE RIGHTS NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof. All rights and remedies of the Holder hereunder are cumulative and not exclusive of any rights or remedies otherwise available.

         (b) NOTICES. Any notice, demand or request required or permitted to be given by the Company or the Holder pursuant to the terms of this Note shall be in writing and shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with a hard copy to follow), (ii) on the next business day after timely delivery to an overnight courier and (iii) on the third business day after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

               If to the Company:

               Genzyme Corporation
               One Kendall Square
               Cambridge, Massachusetts  02139
               Attn: Chief Legal Counsel
               Fax: 617-252-7553

               If to the Holder:

               Credit Suisse First Boston (Hong Kong) Ltd.
               One Exchange Square
               16th Floor
               Hong Kong
               Attn: Matthew Lawrence
               Fax: 011-852-2530-0556

               With a copy to:

               Credit Suisse First Boston Corporation
               11 Madison Avenue
               New York, New York  10010
               Attn: Raymond J. Dorado, Esq.
               Fax: 212-325-8102
               and:

               Credit Suisse First Boston Corporation
               11 Madison Avenue
               New York, New York  10010
               Attn: Allan Weine/John McAvoy
               Fax: 212-325-6519

and if to any other Holder, at such address as such Holder shall have furnished the Company in writing.

         (c) AMENDMENTS. No amendment, modification or other change may be made to this Note unless such amendment, modification or change is set forth in writing and is signed by the Company and the Holder.

         (d) TRANSFER OF NOTE. With the consent of the Company, which shall not be unreasonably withheld, the Holder may sell, transfer or otherwise dispose of all, but not less than all, of this Note to any person or entity as long as such sale, transfer or disposition is the subject of an effective registration statement under the Securities Act or is exempt from registration thereunder; PROVIDED, HOWEVER, that such consent shall not be required (but the Company shall nonetheless be entitled to receive notice thereof) in the event of a sale, transfer or disposition of this Note to an affiliate of the Holder. From and after the date of such sale, transfer of disposition, the transferee hereof shall be deemed to be the Holder. Upon any such sale, transfer or disposition, the Company shall, promptly following the return of this Note by the transferee hereof, issue and deliver to such transferee a new note identical in all respects to this Note, in the name of such transferee, except that the principal amount of such new note may reflect the unpaid principal amount of this Note at the time of such sale, transfer or disposition.

         (e) LOST OR STOLEN NOTE. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Note, if mutilated the Company shall execute and deliver to the Holder a new note identical in all respects to this Note. Upon the issuance of any new Note hereunder, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge and any expenses (including reasonable fees and expenses of counsel) in connection therewith.

         (f) GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of law provisions thereof.

         IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its duly authorized officer on the date first above written.

GENZYME CORPORATION


By: /s/ David J. McLachlan
    ----------------------------------------

    Name:  David J. McLachlan

    Title: Executive Vice President, Finance and Chief Financial Officer

                                                                         ANNEX 1

                             Schedule of Principal
                            Payment and Conversions
                            -----------------------


      Principal                   Amount Paid                Date of Payment
       Balance                   or Converted                 or Conversion
      ---------                  ------------                ---------------

     $13,000,000
_____________________       _______________________       _____________________


_____________________       _______________________       _____________________


_____________________       _______________________       _____________________


_____________________       _______________________       _____________________


_____________________       _______________________       _____________________


_____________________       _______________________       _____________________


_____________________       _______________________       _____________________


_____________________       _______________________       _____________________


_____________________       _______________________       _____________________


_____________________       _______________________       _____________________